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                                                            EXHIBIT 99

[LOGO] MERCK                                                News Release
_____________________________________________________________________

FOR IMMEDIATE RELEASE
Contact:  Maria Evans             Jan Weiner
          (215) 652-5628          (215) 652-6462
          (215) 766-2331 (Home)   (610) 664-8722 (Home)

          FDA CLEARS MERCK'S FOSAMAX(R) AS THE FIRST NONHORMONAL DRUG
                 TO TREAT OSTEOPOROSIS IN WOMEN AFTER MENOPAUSE

          WEST POINT, Pa., Oct. 2, 1995 -- Merck & Co., Inc. today announced that the U.S. Food and Drug Administration has cleared for marketing Fosamax(R) (alendronate sodium) to treat osteoporosis in women after menopause. Fosamax, a breakthrough prescription medicine, builds healthy bone, restoring some of the bone lost as a result of osteoporosis. Fosamax is a new treatment choice and the first nonhormonal medicine for women after menopause who have this bone-weakening disease, which leads to osteoporotic fractures in more than one in three women over age 50.

          "Until recently, the only treatments for osteoporosis, a potentially painful, disabling and sometimes life-threatening disease, were hormonal. Finally, there is a new treatment choice women can discuss with their physicians," said Ethel Siris, M.D., director of osteoporosis programs at the Center for Women's Health, Columbia-Presbyterian Medical Center, New York, and a clinical investigator for Fosamax. "Fosamax is a highly effective treatment that increased the amount of bone in women in clinical trials. As a result, Fosamax also reduced the risk of new spinal fractures. This treatment should help the 20 million American women with osteoporosis remain active, strong and independent throughout their lives."

          The FDA clearance of Fosamax is based on efficacy data from five clinical trials involving 1,827 women after menopause with osteoporosis in 16 countries who were followed for at least two years. The women ranged in age from 41 to 85, with an average age of 64.3.

          In individuals with osteoporosis, bone loss can lead to spinal fractures, which can gradually collapse the bones of the spine and cause height loss, pain and a deformed back (dowager's hump).

                                    - more -

Fosamax -- pronounced FOS-sah-max -- is the Merck registered trademark for alendronate sodium.
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          Results from two three-year pivotal trials with 994 postmenopausal women with osteoporosis supported the conclusion that Fosamax built healthy bone. In patients treated with Fosamax, a progressive increase in bone mineral density (a measure of bone strength) occurred at the spine (8.2 percent) and hip (7.2 percent), compared with patients treated with placebo, in whom bone mineral density decreased by between 0.65 and 1.16 percent. Fosamax also significantly increased bone mineral density at other sites, suggesting that the gains in bone mineral density at the spine and hip did not occur because of a loss of bone mineral density elsewhere in the skeleton.

          While the studies were not designed to detect fracture risk, further analysis supports that Fosamax reduced by nearly half (48 percent) the number of women who suffered new spinal fractures compared with women treated with placebo. Treatment with Fosamax also led to a 63 percent reduction in the total number of new spinal fractures. Patients who fracture a bone in their spine are more likely to fracture another than patients who have no spinal fractures.

          In the trials, women treated with Fosamax lost an average of 3.0 mm in height, compared with women on placebo who lost an average of 4.6 mm -- a 35 percent reduction in overall height loss. In women with at least one new spinal fracture, those treated with Fosamax lost an average of 5.9 mm (less than a quarter-inch) while women on placebo lost an average of 23.3 mm (approximately one inch) in height. This results from a reduction in both the number and severity of fractures.

SIDE EFFECTS GENERALLY MILD
---------------------------

          Side effects observed in clinical trials were generally mild and generally have not caused patients to stop taking Fosamax. Of patients taking placebo, 6.0 percent (24 of 397) discontinued treatment due to adverse experiences, compared with 4.1 percent (8 of 196) taking Fosamax 10 mg. The most commonly reported drug-related side effects in patients taking Fosamax were abdominal and musculoskeletal pain. Less frequently reported were other digestive disturbances such as nausea, heartburn, and irritation or pain of the esophagus. Patients with low levels of calcium in their blood, severe kidney disease or who are pregnant or nursing should not take Fosamax. As with other drugs in its class, caution should be used when Fosamax is given to patients with active upper gastrointestinal problems. The safety of treatment with Fosamax for longer than four years has not been studied; extension studies are ongoing.
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            The recommended dosage of Fosamax is 10 mg once daily for treatment of osteoporosis in women after menopause. Fosamax must be taken at least one-half hour before the first food, beverage or medication of the day with a full glass of plain water only to ensure adequate absorption. Patients should not lie down for at least 30 minutes after taking Fosamax.

OSTEOPOROSIS: ONE OF AMERICA'S MOST PREVALENT DISEASES
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          Fosamax is indicated for the treatment of osteoporosis in
postmenopausal women. Osteoporosis is a progressive disease of the skeleton caused by an imbalance in the body's bone-rebuilding cycle. Osteoporosis is characterized by low bone mass, which results in bones that are prone to fracture, or by the presence or history of an osteoporotic fracture. Bone mass is closely related to bone strength; the greater the bone mass, the stronger the bones and the less likely they are to fracture. A woman's bones can become so fragile that even bending to pick up a newspaper can cause bones in the spine to fracture.

          Osteoporosis affects more than 25 million Americans, 80 percent of them women. Each year, osteoporosis causes more than 1.3 million fractures, including 500,000 spinal fractures, 250,000 hip fractures and 240,000 wrist fractures. The disease costs the U.S. healthcare system more than $10 billion annually, primarily due to these fractures of the hip, wrist and spine.

          "Because women with osteoporosis may find it difficult to conduct normal daily activities, such as getting in and out of a car or getting dressed, many women can feel isolated and dependent on others," said Deborah T. Gold, Ph.D., assistant professor of medical sociology at Duke University Medical Center and an expert in the psychological and social effects of osteoporosis. "Few people realize that chronic pain due to osteoporotic fractures can physically limit a woman's life and affect her socially and emotionally."


OSTEOPOROSIS: TYPICALLY WITHOUT SYMPTOMS FOR MANY YEARS
-------------------------------------------------------

          Because bone loss occurs without symptoms, osteoporosis often goes unrecognized. In many cases, it is not diagnosed until after one or several fractures have occurred. However, several types of tests, all of which are quick, painless and non-invasive, can detect low bone mass.

                                    - more -
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            "Contrary to popular belief, osteoporosis is not just a disease of elderly women, but can affect women at any age, even those who exercise regularly and take calcium," said Dr. Siris. "All women who are past menopause or who have had a total hysterectomy should talk to their doctor to evaluate their personal risk for osteoporosis and determine if a bone mass measurement would be helpful. Those who already have the disease should talk to their doctor about treatments and other measures to prevent fractures."

BONE LOSS ACCELERATES AT MENOPAUSE
----------------------------------

          Bone is constantly being rebuilt (or remodeled) throughout life in a process in which old bone tissue is broken down (or resorbed) by cells called osteoclasts and replaced with new bone tissue by cells called osteoblasts. In healthy young adults, the overall rate of remodeling is usually in balance so that the amount of bone lost is about equal to the amount that is replaced.

          However, after menopause, more bone is broken down than is replaced, causing bone loss to occur and bones to become weaker. This is due to a drop in the level of estrogen. In the first five years after menopause, women may lose as much as 25 percent of their bone mass. In fact, menopause is the single most important risk factor for osteoporosis in women.

          "Fosamax builds healthy bone; it inhibits bone breakdown, decreasing the amount of bone lost. The effect of continuous treatment with Fosamax is a net increase in bone mass in women with osteoporosis after menopause," said Laurence J. Hirsch, M.D., executive director of clinical research, Merck Research Laboratories. "To date, a progressive increase in bone mass has been observed for at least three years in the clinical trials of Fosamax."

FOSAMAX ALSO CLEARED FOR TREATMENT OF PAGET'S DISEASE OF BONE
-------------------------------------------------------------
          The FDA also cleared Fosamax for the treatment of Paget's disease of bone, a chronic disorder that affects up to 1.3 million Americans and may result in enlarged and deformed bones in one or more regions of the skeleton. In patients with Paget's disease of bone, excessive remodeling causes the bone to be enlarged but fragile, and may result in bone pain, deformities, fractures and, in some cases, arthritis and neurological complications.

          In patients taking Fosamax 40 mg a day, most side effects were similar to those seen in the treatment of postmenopausal women with osteoporosis. However, there was an apparent increase in upper gastrointestinal experiences and musculoskeletal pain.
                                    - more -
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          The recommended dosage of Fosamax for Paget's disease of bone is 40 mg once daily for six months. Patients should be periodically evaluated to determine their response to therapy.

          Merck's catalog price to pharmacies for a 10 mg tablet of Fosamax (the recommended daily dose for treatment of osteoporosis in postmenopausal women) will be $1.39. Merck estimates that the retail price for 10 mg will be between $1.65 and $1.80 a day ($50 to $55 monthly, $600 to $660 annually), which includes markups of 20 to 30 percent that are based on historical audit data. Prices at the retail level are established by pharmacies, not by Merck, and can vary.

          Fosamax was licensed to Merck & Co., Inc. by Istituto Gentili SPA of Pisa, Italy, in 1988 and is approved in 18 other countries. The New Drug Application for Fosamax was submitted to the FDA on March 31, 1995.

          Merck has entered into a promotion agreement with Wyeth-Ayerst Laboratories, a division of American Home Products Corp., under which Wyeth-Ayerst will promote Fosamax to obstetricians and gynecologists in the United States. Merck will concentrate its promotional and educational efforts on other key specialty groups, such as endocrinologists, rheumatologists, and orthopedic surgeons, and primary-care physicians.

          Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health.

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